Exhibit 10.18

SKINNYPOP

TAX RECEIVABLE AGREEMENT

among

AMPLIFY SNACK BRANDS, INC.

THE STOCKHOLDERS IDENTIFIED HEREIN

and

[INSERT STOCKHOLDERS REPRESENTATIVE]

Dated as of [            ],2015

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”) dated as of [●], 2015, is hereby entered into by and among Amplify Snack Brands, Inc., a Delaware corporation (the “Corporate Taxpayer”), the persons identified as “Stockholders” on the signature pages hereto (each, a “Stockholder” and together, the “Stockholders”) and TA XI, L.P., a Delaware limited partnership, in its capacity as representative of the Stockholders (the “Stockholders Representative”).

WHEREAS, on [●], 2015, TA Topco 1, LLC, a Delaware limited liability company (“Topco”) dissolved and distributed its assets in accordance with the terms of Topco’s existing limited liability company agreement (the “Topco Dissolution”), and the Stockholders received, as a result of the Topco Dissolution, 100% of the capital stock of the Corporate Taxpayer;

WHEREAS, the Corporate Taxpayer intends to effect the IPO (as defined below);

WHEREAS, after the IPO Date (as defined below), the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Basis Adjustment (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment on the actual liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Bankruptcy Code” means Title 11 of the United States Code.

“Basis Adjustment” means (i) the adjustment to the tax basis of an Original Asset as a result of the Historical Transaction and (ii) any subsequent adjustment in the tax basis of an Original Asset determined, in whole or in part, by reference to any prior Original Asset adjustment.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of or to direct the disposition of such security.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof) or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or

(iv) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of) an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Governmental Authority” means foreign, federal, state, local or other governmental authority, regulatory body, court, tribunal, arbitral body, administrative agency, commission, stock exchange or listing authority, or other instrumentality thereof.

“Historical Transaction” means the acquisition of SkinnyPop by Topco and its Affiliates pursuant to that Unit Purchase Agreement, dated as of July 17, 2014.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporate Taxpayer (or the other members of the consolidated group of which the Corporate Taxpayer is the parent), using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (i) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule, including amendments thereto for the Taxable Year and (ii) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of any of the Basis Adjustments.

“IPO” means the initial public offering of [Common Stock] of the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Non-Stepped Up Tax Basis” means, with respect to any Original Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Original Assets” means the assets owned by the Corporate Taxpayer and its Subsidiaries (including, for the avoidance of doubt, SkinnyPop) at the time of the IPO. An Original Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to an Original Asset.

“Ownership Percentage” means, in the case of any Stockholder, a fraction (a) the numerator of which is the number of [Common Stock] in the Corporate Taxpayer owned by such Stockholder immediately prior to the closing of the IPO, and (b) the denominator of which is the number of [Common Stock] in the Corporate Taxpayer as of immediately prior to the closing of the IPO.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporate Taxpayer (or the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such

Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporate Taxpayer (or the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Schedule” means any of the following: (i) the Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“SkinnyPop” means SkinnyPop Popcorn LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Corporate Taxpayer.

“Stockholders” means the stockholders of the Corporate Taxpayer listed on Exhibit A, and each of the successors and assigns thereto.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof) or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by deductions arising from Basis Adjustments that are available as of such Early Termination Date will be utilized by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers, and (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Amended Schedule	2.03(b)
Basis Schedule	2.01
Corporate Taxpayer	Preamble
Dispute	8.03(a)
Early Termination Effective Date	4.02
Early Termination Notice	4.02
Early Termination Payment	4.03(b)
Early Termination Schedule	4.02
e-mail	8.01
Expert	8.09
Interest Amount	3.01(b)
Material Objection Notice	4.02
Net Tax Benefit	3.01(b)
Objection Notice	2.03(a)
Reconciliation Dispute	8.09
Reconciliation Procedures	2.03(a)
Senior Obligations	5.01
Stockholders Representative	Preamble
TA Stockholders	5.02(a)
Tax Benefit Payment	3.01(b)
Third Party Sale	5.02(a)
Topco	Recitals
Topco Dissolution	Recitals

(c) Other Definitional and Interpretative Provisions. The words “hereof, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in feet followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Adjustment. Following the IPO Date, at least 60 calendar days prior to the filing of the U.S. federal income tax return of the Corporate Taxpayer for the Taxable Year that includes the IPO Date, the Corporate Taxpayer shall deliver to the Stockholders Representative a schedule (the “Basis Schedule”) that shows, in reasonable detail, the information necessary to perform the calculations required by this Agreement, including estimates of (i) the Non-Stepped Up Tax Basis of the Original Assets immediately prior to the IPO Date, (ii) the Basis Adjustments with respect to the Original Assets, calculated in the aggregate, (iii) the period (or periods) over which the Original Assets are amortizable and/or depreciable, and (iv) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.02 Realized Tax Benefit and Realized Tax Detriment.

(a) Tax Benefit Schedule. Within 30 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to the Stockholders Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.03 Procedures. Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the Stockholders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to the Stockholders Representative schedules, valuation reports (if any), and work papers, as determined by the Corporate Taxpayer or requested by the Stockholders Representative, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Stockholders Representative reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by the Stockholders Representative, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to the Stockholders Representative a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to the Stockholders Representative the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by the Stockholders Representative. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which the Stockholders Representative has received the applicable Schedule or amendment thereto unless the Stockholders Representative (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the Stockholders Representative shall employ the reconciliation procedures as described in Section 8.09 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Stockholders Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carry forward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Stockholders Representative within 30 calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Within five (5) Business Days after a Tax Benefit Schedule with respect to a Taxable Year becomes final in accordance with Section 2.03(a), the Corporate Taxpayer shall pay to each Stockholder its share (based on such Stockholder’s Ownership Percentage) for such Taxable Year of the Tax Benefit Payment in the amount determined pursuant to Section 3.01(b). Such portion of the Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the applicable Stockholder to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such Stockholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments.

(b) The “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the amount of the Net Tax Benefit and the related Interest Amount. Subject to Section 3.03(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of Tax Benefit Payments previously made under this Section 3.01 (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that a Stockholder shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the amount of the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date of the applicable Tax Benefit Payment. Notwithstanding the foregoing, unless a Stockholder elects to receive the lump-sum payment pursuant to the following sentence, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1) and (3), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.” In connection with any Change of Control (other than a Change of Control caused solely by the applicable Stockholder), at the election of a Stockholder, all obligations hereunder with respect to such Stockholder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such election and shall include, but not be limited to, (1) the Early Termination Payment to such Stockholder calculated as if an Early Termination Notice had been delivered on the date of such election, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the date of such Stockholder’s election, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Stockholder’s election; provided, that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under this Section 3.01(b) or Article IV in respect of present or future Tax attributes subject to this Agreement, the Tax Benefit Payment,

Net Tax Benefit and components thereof shall be calculated without taking into account any such attributes with respect to which a lump sum payment had been made or any such lump-sum payment.

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.01 Termination. Early Termination and Breach of Agreement.

(a) Unless terminated earlier pursuant to Section 4.01(b) or Section 4.01(c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any Stockholder retaining an interest in the Corporate Taxpayer (or any successor thereto).

(b) The Corporate Taxpayer may terminate this Agreement with respect to a Stockholder by paying to such Stockholder the Early Termination Payment; provided, however, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.01(b) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment to a Stockholder by the Corporate Taxpayer in accordance with this Section 4.01(b), neither such Stockholder nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (1) Tax Benefit Payment agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the Early Termination Notice and (2) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) is included in the Early Termination Payment). If the Corporate Taxpayer terminates, or proposes to terminate this Agreement with respect to any Stockholder, then each Stockholder shall have the right to cause the Corporate Taxpayer to make an Early Termination Payment to it under this Agreement; provided that the procedures of this Article IV shall apply to such Early Termination Payment as if the Corporate Taxpayer had delivered an Early Termination Notice to such Stockholder.

(c) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations with respect to a Stockholder hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment with respect to such Stockholder calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the date of a breach, and (3) any Tax

Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each Stockholder shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this Agreement when due to the extent the Corporate Taxpayer has insufficient funds to make such payment despite using reasonable best efforts to obtain funds to make such payment (including by causing Subsidiaries to distribute or lend funds for such payment and access any sources of available credit to fund such payment); provided that the interest provisions of Section 6.02 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which the Corporate Taxpayer or its Subsidiaries is a party which limitations are effective as of the date of this Agreement, in which case Section 6.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that the Corporate Taxpayer shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporate Taxpayer has, and to the extent the Corporate Taxpayer has, sufficient funds to make such payment, and the failure of the Corporate Taxpayer to do so shall constitute a breach of this Agreement. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of the Corporate Taxpayer shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

Section 4.02 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination with respect to a Stockholder under Section 4.01(b) above, the Corporate Taxpayer shall deliver to the Stockholders Representative, on behalf of such Stockholder, notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such Stockholder. The Early Termination Schedule shall become final and binding on a Stockholder 30 calendar days from the first date on which the Stockholders Representative has received such Schedule or amendment thereto unless the Stockholders Representative (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such 30 calendar day date as modified, if at all, by clauses (i) or (ii), the “Early Termination Effective Date”). If the Corporate Taxpayer and the Stockholders Representative, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the Stockholders Representative shall employ the Reconciliation Procedures.

Section 4.03 Payment upon Early Termination.

(a) Within three Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the applicable Stockholder an amount equal to the Early Termination Payment with respect to such Stockholder. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the applicable Stockholder or as otherwise agreed by the Corporate Taxpayer and such Stockholder.

(b) “Early Termination Payment”, with respect to a Stockholder, shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such Stockholder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

TRANSFERS

Section 5.01 Generally. Subject to Section 5.02(b) and Section 8.02(b) of this Agreement, each Stockholder may, directly or indirectly, sell, assign or transfer its rights hereunder (including, without limitation, such Stockholder’s share (based on such Stockholder’s Ownership Percentage) of the Tax Benefit Payments payable pursuant to this Agreement) to a third party. In the event of a transfer pursuant to this Section 5.01, the transferring Stockholder shall give the Corporate Taxpayer and the Stockholders Representative notice of any such transfer, which notice shall include the name of the ultimate transferee not less than ten (10) Business Days prior to the effective time of such transfer.

Section 5.02 Drag-Along Right.

(a) In the event that TA XI, L.P., TA Atlantic and Pacific VII-A L.P., TA Atlantic and Pacific VII-B L.P., TA Investors IV, L.P. or any of their respective affiliates or permitted transferees (collectively, the “TA Stockholders”) and the Stockholders Representative propose to sell, assign or transfer all of the rights of the Stockholders under this Agreement to a third party (a “Third Party Sale”), then, upon written notice of such proposed sale, assignment or transfer being provided by the Stockholders Representative to each Stockholder, each Stockholder (other than the TA Stockholders) hereby agrees:

(i) To execute and deliver all related documentation and take such other action in support of a Third Party Sale as shall reasonably be requested by the Corporate Taxpayer, the TA Stockholders or the Stockholders Representative in order to consummate the Third Party Sale, including, without limitation, executing and delivering instruments of conveyance and transfer of each such Stockholder’s rights hereunder;

(ii) Not to independently sell, assign or transfer such Stockholder’s rights hereunder to any third party from and after the date on which such Stockholder received the foregoing written notice without the consent of the TA Stockholders; and

(iii) Not to otherwise take any action that might delay, impede or otherwise materially and adversely affect such Third Party Sale.

(b) The TA Stockholders, in exercising their rights under this Section 5.02, shall have complete discretion over the terms and conditions of any Third Party Sale, including, without limitation, price, type of consideration and payment terms; provided, that the type of consideration and payment terms applicable with respect to the sale of each Stockholder’s rights hereunder are identical and each Stockholder receives such Stockholder’s pro rata portion of the consideration paid in respect of the Third Party Sale based on such Stockholder’s Ownership Percentage.

ARTICLE VI

SUBORDINATION AND LATE PAYMENTS

Section 6.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to a Stockholder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 6.02 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to a Stockholder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VII

NO DISPUTES; CONSISTENCY; COOPERATION

Section 7.01 Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and its Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporate Taxpayer and its Subsidiaries act in good faith in connection with their control of any matter which is reasonably expected to affect any Stockholder’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Stockholders Representative of, and keep the Stockholders Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer or any of its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Stockholders under this Agreement, and shall provide to the Stockholders Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, its Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit.

Section 7.02 Tax Reporting and Consistency.

(a) Each Stockholder, the Stockholders Representative and the Corporate Taxpayer agree that by entering into this Agreement, each Stockholder is receiving a distribution in an amount equal to the fair market value of its rights under this Agreement, as jointly determined by the Corporate Taxpayer and the Stockholders Representative, and that such distribution is subject to Section 301 of the Code for U.S. federal income tax purposes and any similar or comparable state law provision for state tax purposes. Each such party shall file all Tax Returns in accordance with such treatment described in the previous sentence, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(b) The Corporate Taxpayer, the Stockholders Representative and the Stockholders agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified in Section 7.02(a) and by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. Any dispute as to required Tax or financial reporting shall be subject to Section 8.09.

Section 7.03 Cooperation. Each of the Corporate Taxpayer and the Stockholders (through the Stockholders Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the Stockholders Representative for any reasonable third-party costs and expenses incurred pursuant to this Section 7.03.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, addressed to it at:

Amplify Snack Brands, Inc.

c/o TA Associates Management, L.P.

200 Clarendon Street, 56th Floor

Boston, MA 02116

Attention: [            ]

Facsimile No.: [            ]

E-mail: [            ]

With copies (which shall not constitute notice) to:

[            ]

[            ]

[            ]

Attention:	[ ]
Facsimile No.:	[ ]
E-mail:	[ ]

If to the Stockholders Representative, addressed to it at:

[            ]

[            ]

[            ]

Attention:	[ ]
Facsimile No.:	[ ]
E-mail:	[ ]

With copies (which shall not constitute notice) to:

[            ]

[            ]

[            ]

Attention:	[ ]
Facsimile No.:	[ ]
E-mail:	[ ]

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 8.02 Binding Effect: Benefit: Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

(b) A Stockholder may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form of Exhibit B, agreeing to become a “Stockholder” for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that a Stockholder’s rights under this Agreement shall be assignable by such Stockholder under the procedure in this Section 8.02(b) regardless of whether such Stockholder continues to hold any interests in the Corporate Taxpayer or has fully transferred any such interests.

Section 8.03 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 8.09, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Stockholder (through the Stockholders Representative) (i) expressly consents to the application of paragraph (c) of this Section 8.03 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of the Stockholders Representative for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Stockholders Representative of any such service of process, shall be deemed in every respect effective service of process upon such Stockholder in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE OR, IF SUCH COURT DECLINES JURISDICTION, THE COURTS OF THE STATE OF DELAWARE SITTING IN WILMINGTON, DELAWARE, AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE SITTING IN WILMINGTON, DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, FOR THE

PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 8.03, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 8.03 and such parties agree not to plead or claim the same.

Section 8.04 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.05 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Except to the extent provided in Section 3.03, nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.

Section 8.06 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.07 Amendment. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and the Stockholders. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 8.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 8.09 Reconciliation. In the event that the Corporate Taxpayer and a Stockholder (through the Stockholders Representative) are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 3.01(b), 4.02 and 7.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Stockholders Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or such Stockholder or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer, except as provided in the next sentence. The Corporate Taxpayer and such Stockholder shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts such Stockholder’s position, in which case the Corporate Taxpayer shall reimburse such Stockholder for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert substantially adopts the Corporate Taxpayer’s position, in which case such Stockholder shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 8.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 8.09 shall be binding on the Corporate Taxpayer and such Stockholder and may be entered and enforced in any court having jurisdiction.

Section 8.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Stockholder.

Section 8.11 Admission of the Corporate Taxpayer into a Consolidated Group: Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 8.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 8.12 Confidentiality. Each Stockholder (through the Stockholders Representative) and each of its assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters of the Corporate Taxpayer or the Stockholders acquired pursuant to this Agreement. This Section 8.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of any Stockholder in violation of this Agreement) or is generally known to the business community; and (ii) the disclosure of information to the extent necessary for any Stockholder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each Stockholder (and each employee, representative or other agent of such Stockholder) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporate Taxpayer and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such Stockholder relating to such tax treatment and tax structure.

Section 8.13 Appointment of Stockholders Representative.

(a) Appointment. Without further action of any of the Corporate Taxpayer, the Stockholders Representative or any Stockholder, and as partial consideration of the benefits conferred by this Agreement, the Stockholders Representative is hereby irrevocably constituted and appointed, with full power of substitution, to act in the name, place and stead of each Stockholder with respect to the taking by the Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders Representative under this Agreement (and any potential agreement with the Corporate Taxpayer to terminate this Agreement earlier than such time as is provided in Section 4.01 provided that any payment made by the Corporate Taxpayer upon such an early termination shall be paid to each Stockholder based on such Stockholder’s Ownership Percentage). The power of attorney granted herein is coupled with an interest and is irrevocable and may be delegated by the Stockholders Representative. No bond shall be required of the Stockholders Representative, and the Stockholders Representative shall receive no compensation for its services.

(b) Expenses. If at any time the Stockholders Representative shall incur out of pocket expenses in connection with exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the Stockholders Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Stockholders Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce any future payments (if any) due to the Stockholders hereunder pro rata (based on their respective Ownership Percentages) by the amount of such expenses which it shall instead remit directly to the Stockholders Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Stockholders Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion).

(c) Limitation on Liability. The Stockholders Representative shall not be liable to any Stockholder for any act of the Stockholders Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Stockholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Stockholders Representative shall not be liable for, and shall be indemnified by the Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Stockholders Representative (and any cost or expense incurred by the Stockholders Representative in connection therewith and herewith and not previously reimbursed pursuant to Section 8.13(b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Stockholders Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however in no event shall any Stockholder be obligated to indemnify the Stockholders Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Stockholder. Each Stockholder’s receipt of any and all benefits to which such Stockholder is entitled under this Agreement, if any, is conditioned upon and subject to such Stockholder’s acceptance of all obligations, including the obligations of this Section 8.13(c), applicable to such Stockholder under this Agreement.

(d) Actions of the Stockholders Representative. Any decision, act, consent or instruction of the Stockholders Representative shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of each Stockholder. The Corporate Taxpayer is hereby relieved from any liability to any Person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the Stockholders Representative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporate Taxpayer and the Stockholders Representative set forth below have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

AMPLIFY SNACK BRANDS, INC.

By:
Name:
Title:

STOCKHOLDERS REPRESENTATIVE:

[INSERT STOCKHOLDER REPRESENTATIVE]

By:
Name:
Title:

STOCKHOLDERS:

Name:

Signature Page to Tax Receivable Agreement

Exhibit A

Stockholders

[Insert list of Stockholders]

Exhibits Page 1

Exhibit B

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of                     , by and among Amplify Snack Brands, Inc., a Delaware corporation (the “Corporate Taxpayer”) and (“Permitted Transferee”).

WHEREAS, on                     , Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 8.02(b) of the Tax Receivable Agreement, dated as of [●], 2015, by and among the Corporate Taxpayer, the persons identified as “Stockholders” on the signature page thereto, and [            ], a [            ] [            ], in its capacity as representative of the Stockholders (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Stockholder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement. Permitted Transferee hereby acknowledges the terms of Section 8.02(b) of the Tax Receivable Agreement and agrees to be bound by Section 8.12 of the Tax Receivable Agreement.

Section 1.03 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 8.01 of the Tax Receivable Agreement.

Section 1.04 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

Exhibits Page 2

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices:

Exhibits Page 3